Exhibit 99.1



                    MOYES COMPANY MAKES EQUITY INVESTMENT IN
                              SIMON TRANSPORTATION

SALT LAKE CITY, UTAH (PR Newswire) October 10, 2001 ----- Simon Transportation Services Inc. (Nasdaq/NMS: SIMN) announced today that a corporation controlled by Jerry Moyes has agreed to purchase approximately $2.1 million of Series II preferred stock issued by Simon Transportation. The investment would be in addition to a $6.7 million investment in Series I preferred stock and Series I preferred stock warrants by a partnership controlled by the family of Jerry Moyes made effective June 30, 2001.

Chief Executive Officer Jon Isaacson stated, "A corporation controlled by Jerry Moyes, our Chairman of the Board, made advances to the Company for equipment purchases and general corporate purposes during the September quarter. At September 30, the corporation agreed to convert the approximately $2.1 million of outstanding advances into equity in the form of Series II preferred stock and Series II preferred stock warrants. The 130,000 shares of preferred stock were priced at $16 per share, and each share is convertible into ten shares of Class A Common Stock. The purchase agreement also includes warrants to purchase 130,000 shares of preferred stock at $16 per share. The preferred stock purchase price is equivalent on a converted basis to the $1.60 closing price of the Company's Class A Common Stock on September 28. The issuance of the Series II preferred stock, Series II preferred stock warrants, and certain anti-dilution provisions of the Series I preferred stock warrants from the June 30 transaction are subject to stockholder approval. "

Simon Transportation is a truckload carrier providing nationwide, predominantly temperature-controlled transportation services for major shippers. The Company's Class A Common Stock trades on the Nasdaq National Market under the symbol "SIMN".

                       For additional information contact:
                     Alban B. Lang, Chief Financial Officer
                                 (801) 924-7000

Except for the historical information contained herein, this press release, statements by the Company in reports to its stockholders and public filings, and oral public statements by Company representatives, contain forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Words such as "anticipate," "believe," "estimate," "project," "may," "could," "expects," "likely," variations of these words, and similar expressions, are intended to identify such forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. The Company's actual results could differ materially from those discussed herein. Without limitation, factors that could cause or contribute to such differences include economic recessions or downturns in customers' business cycles, excessive increases in capacity within truckload markets, surplus inventories, decreased demand for transportation services offered by the Company, increases or rapid fluctuations in inflation, interest rates, fuel prices and fuel hedging, the availability and costs of attracting and retaining qualified drivers and owner-operators, increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims, seasonal factors such as harsh weather conditions that increase operating costs, the resale value of used equipment, the Company's ability to access adequate sources of capital, and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.